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                                                                    EXHIBIT 4.12
                                 PUTNAM TRUST
                          INCENTIVE STOCK OPTION PLAN

1.  Purpose

     The purpose of the Putnam Trust Incentive Stock Option Plan (the Plan ) is to provide key employees of proven ability with the incentive inherent in stock ownership and to increase their proprietary interest in the success of The Putnam Trust Company of Greenwich (the Bank). It is believed that the Plan will aid in retaining and encouraging key employees, and also furnish means of attracting executive key employees of exceptional ability to the Bank. It is the express purpose of this Plan that the options issued hereunder shall constitute incentive stock options within the meaning of Section 422A(b) of the Internal Revenue Code of 1986 (the Code).

2.  Amount of Stock

     The aggregate number of shares of common stock, without par value per share (the Common Shares) of the Bank issued pursuant to options granted under the Plan shall not exceed 105,000 Common Shares, appropriately adjusted to take account of any stock split, stock dividend, or other changes in capitalizations. Such shares, to the extent permitted by law, shall consist of either unissued or reacquired shares (treasury stock), and may have been reacquired prior to the adoption of this Plan or may be reacquired at the time options are exercised or from time to time in advance whenever the Board of Directors of the Bank (the
Board ) may deem such purchase to be advisable.   In the event that any option
granted under the Plan shall expire or be terminated for any reason without being wholly exercised, new options may be granted covering the Common Shares not purchased.

3.  Administration

     The Compensation Committee of the Board of Directors (the Committee ), as such Committee is constituted from time to time, shall administer and interpret the Plan.

     With respect to the administration of the Plan, the Committee shall hold
meetings at such times and places as it shall deem advisable.   A majority of
its members shall constitute a quorum.   The Committee shall act by a majority
vote or by a written statement signed by all of its members. The Committee may appoint a secretary, shall keep minutes of its meetings, and may make such rules and regulations for the conduct of its business as it shall deem advisable.

     The Committee shall recommend to the Board of Directors for its approval the individuals to whom options shall be granted, the number of shares to be subject to each option,, the period of each option, the time or times at or during which an option may be
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exercised in whole or in part, arid all such other terms and conditions of such options as the Committee deems appropriate. Subject to the approval of the Board of Directors,, the Committee shall have the power to terminate all or part of an outstanding stock option if the Committee determines that the grantee of such option is not performing his employment duties to the Bank in a satisfactory manner. Subject to the express provisions of this Plan, the Committee may correct any defect or omission or reconcile any inconsistency in the Plan, or in any option in the manner and to the extent it shall deem desirable. The Committee shall have full and sole authority to make administrative, interpretative and other determinations with respect to the Plan and all such determinations shall be final and conclusive on all officers eligible to participate in the Plan and on their legal representatives and beneficiaries.

4.  Eligibility

Officers holding the position of Vice President or above with the Bank, whether currently employed with the Bank or upon employment in the future therewith,
shall be eligible to receive options under this Plan.   A director of the Bank
who is not also an employee of the Bank, shall not be eligible. Officers owning (either directly or constructively within the meaning of Section 425(d) of the Code) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Bank immediately before the grant of an option under this Plan shall be eligible to receive such option only if the option price as determined pursuant to Paragraph 5 hereof is at least one hundred ten percent (110%) of the fair market value (at the time the option is granted) of the Bank's Common Shares arid the option by its terms is not exercisable more than five (5) years from the date it is granted.

5.  Option Price

     The purchase price under each option shall be not less. than one hundred percent (100%) of the fair market value of the Bank's Common Shares on the date of the granting of the option. For purposes of the Plan, fair market value shall mean the average bid and ask prices of the common stock of the Bank as reported in the National Daily Quotation Service (Pink Sheets) for the day on which the option is granted, provided however that, if necessary, the determination of fair market value shall be adjusted to be consistent with the requirements of the regulations promulgated under the Code.

Notwithstanding anything else contained in the Plan to the contrary, the aggregate fair market value of the Bank's Common Shares (determined at the time of the grant of the option) with respect to which incentive stock options are exercisable for, the first time by any officer during any calendar year (under the Plan and any other incentive stock option plans) shall not exceed $100,000.
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6.  Terms of Options

     Subject to Paragraphs 4 and 10 hereof, the term of each option shall be fixed by the Committee and the Board of Directors provided that, notwithstanding any other provision in the Plan, each option must be exercisable within ten (10) years from the date it is granted

7.  Exercise of Options

     Each option granted under this Plan shall be exercise with respect to such number of shares and, subject to the provisions of Paragraph 6 hereof, at such time or times, including periodic installments, as may be determined by the Committee and the Board of Directors at the time of the grant.

An option shall be exercised by giving written notice of exercise to the Bank. Such notice shall specify the number of shares to be purchased and the officer shall pay the purchase price in full in cash or by delivery of such number of Common Shares having a fair market value (as of the date of exercise) equal to the purchase price. In addition, the officer shall, upon notification of the amount due and prior to, or concurrently with, the delivery to the officer of a certificate representing such shares, pay promptly any amount necessary to satisfy applicable federal, state or local tax requirements. The holder of an option shall have none of the rights of a stockholder with respect to the shares subject thereto until such shares have been issued and registered on the Bank's transfer books upon such exercise.

8.  Non-Transferability

     No option granted under this Plan shall be transferable other than by will or the laws of descent and distribution, and an option may be exercised during the lifetime of the holder thereof only by him or by his guardian or legal representative.

9.  Adjustment in Case of Changes in Common Shares

The right or power of the Bank to make adjustments or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets shall not be affected by the
adoption of the Plan.   In the event there is any change in the Common Shares of
the Bank by reason of a stock dividend paid with respect to the Common Shares of the Bank, or a recapitalization, a reclassification, a stock split or a combination of shares with respect to such Common Shares, or if the outstanding Common Shares of the Bank should, by reason of a merger, consolidation, acquisition of stock, or property, separation, reorganization or liquidation to which the Bank is a party, be exchanged for other shares of the Bank or of another corporation which is a party to such transaction, the number of shares which may be made subject
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to option and issued under the Plan shall be adjusted
as the Committee shall determine to be appropriate to reflect the change or exchange. In the event of any such change or exchange, the options which have been granted under the Plan shall apply to the shares into or for which the Common Shares covered by the options would have been changed or exchanged, and the option price per share shall be adjusted, as the Committee shall determine to be appropriate without constituting a modification within the meaning of
Section 425 of the Code.

10.  Termination of Options

Subject to Paragraph 7 hereof, any unexercised portion of an option automatically shall terminate upon the grantee's ceasing to be employed by the Bank (or by a corporation or subsidiary of such corporation issuing a new stock option or assuming such stock option in a transaction to which Section 425 of the Code is applicable), unless (i) such cessation of employment shall be because of (a) involuntary termination of employment by the employer corporation which the board of directors of the employer corporation in its sole discretion shall determine to be without cause, (b) voluntary resignation of the officer with the consent of the board of directors of the employer corporation or (c) retirement in accordance with and as permitted by the terms and conditions of a retirement plan adopted by the employer corporation, in which case the option shall be exercisable within a period of three (3) months following the date of such cessation of employment, or (ii) such cessation of employment shall be because of disability (as determined by the Committee in its discretion), in which case the option shall be exercisable within a period of one (1) year following the date of cessation of employment by the grantee, his guardian or legal representative, or because of death (or death shall occur within three months of such cessation), in which case the option shall be exercisable within a period of two (2) years following the date of death by the estate of the grantee or by the person or persons to whom the grantee's rights under the option shall pass by the grantee's will or the laws of descent and distribution in the case of death; provided, however, that in no event may an
option be exercised after   expiration date thereof.   The Plan will not confer
upon any grantee any right with respect to continuance of employment by the Bank, nor will it interfere in any way with the Bank's right to terminate the employment at any time.

11.  Grants of Option

     Options granted hereunder shall be evidenced by written grants of option in such form as the Committee shall approve, which grants shall comply with and be subject to the terms and conditions of this Plan.

12.  Notice of Certain Dispositions
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Any optionee who disposes of any Common Shares acquired through the exercise of a stock option granted hereunder either (a) within two years from the date of the grant of the option pursuant to which the subject shares were acquired or
(b) within one year after the transfer of such shares to the optionee, shall promptly notify the Bank of such disposition and the amount of consideration realized upon such disposition.

13.  Effective Date

     Upon adoption of the Plan by. the Board of Directors, options may be granted pursuant to the Plan; provided, however that if the Plan is not also approved by the stockholders of the Bank in accordance with state law and the Code within twelve (12) months from the date of its adoption by the Board, the Plan shall terminate and all outstanding options shall be cancelled.

14.  Expiration and Termination of the Plan

     Options may be granted under this Plan at any time and from time to time before the tenth anniversary of the date on which the Plan is adopted by the Board, on which date the Plan will expire except as to options then outstanding under the Plan. Such outstanding options shall remain in effect until they have been exercised or have expired in accordance with their terms. The Plan may be terminated at any time by the Board except with respect to any options' or rights outstanding under the Plan.

15.  Amendment

The Board may, by resolution, amend or revise the Plan, except that no such action may be taken which would prevent options issued under the Plan from being incentive stock options within the meaning of the Code and, without shareholder approval, no amendment shall increase the maximum number of shares which may be optioned (except in accordance with the provisions of Paragraph 9 hereof), change the class of employees eligible to receive options, decrease the minimum option price to less than the fair market value on the date of grant or increase the, period over which options may be granted, or extend the term of the Plan.